EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2009, except for Note 1- Retrospective Application of FSP No. APB 14-1 and SFAS No. 160, Note 7, Note 9 – FSP No.  APB 14-1, Note 11 – Table of principal components of deferred tax assets and liabilities, and Notes 13, 14, and 16, for which the date is October 15, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Current Report of Willbros Group, Inc. on Form 8-K dated December 17, 2009.  We hereby consent to the incorporation by reference of said reports in the registration statements (Nos. 333-18421-01, 333-53748-01, 333-74290-01, 333-135543-01, 333-139353-01, 333-151795-01 and 333-151796-01) on Form S-8 and (No. 333-139499) on Form S-3 of Willbros Group, Inc.

/s/ GRANT THORNTON LLP

Houston, Texas

December 17, 2009